Exhibit 9.1

                                VOTING AGREEMENT

          This VOTING AGREEMENT (this "Agreement"), dated as of December 3, 2001, is entered into by and among Moriyuki Chimura, Gerald C. Hsu, Fu-Hwa (Howard) Ko, Sheng-Chun (Paul) Lo, Viraj J. Patel, Amy Sakasegawa, Scott Spangenberg and Charles L. St. Clair (each a "Stockholder Party") and Synopsys, Inc., a corporation organized under the laws of the State of Delaware (the "Parent").

          WHEREAS, simultaneously with the execution of this Agreement, the Parent, Maple Forest Acquisition L.L.C., a limited liability company organized under the laws of Delaware and a direct wholly-owned subsidiary of the Parent ("Merger Sub") and Avant! Corporation, a corporation organized under the laws of Delaware (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing, among other things, for the merger of the Company with and into Merger Sub with Merger Sub continuing as the surviving entity (the "Merger");

          WHEREAS, as of the date hereof, each Stockholder Party is the Beneficial Owner (as defined below) of, and has the sole right to vote and dispose of the shares of common stock, par value $0.0001 per share ("Company Common Stock"), of the Company set forth in Schedule A (the "Owned Shares"), in each case together with the associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated as of September 4, 1998 between the Company and Computer Share Investor Services LLC, as rights agent; and

          WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, the Parent has required that each Stockholder Party enter into this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement are used in this Agreement with the meanings given to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

          "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Stockholder Party, "Affiliate" shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

          "Agreement" has the meaning specified in the preamble hereto.

          "Alternative Transaction" has the meaning set forth in Section 2(b) hereof.

          "Beneficially Owned" or "Beneficial Ownership" with respect to any securities means having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, disregarding the phrase "within 60 days" in paragraph (d)(1)(i) thereof), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "Group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

          "Beneficial Owner" with respect to any securities means a Person who has Beneficial Ownership of such securities.

          "Company" has the meaning specified in the recitals hereto.

          "Company Common Stock" has the meaning specified in the recitals hereto.

          "Company Meeting" has the meaning set forth in Section 3 hereof.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          "Merger" has the meaning specified in the recitals hereto.

          "Merger Agreement" has the meaning specified in the recitals hereto.

          "Merger Sub" has the meaning specified in the recitals hereto.

          "Owned Shares" has the meaning specified in the recitals hereto.

          "Parent" has the meaning specified in the preamble hereto.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Proposed Business Combination" means the Merger and the related transactions contemplated by the Merger Agreement.

          "Stockholder Party" has the meaning specified in the preamble hereto.

          "subsidiary" has the meaning specified in the Merger Agreement.

          "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

          2. No Disposition or Solicitation.

          (a) Each Stockholder Party agrees that from and after the date hereof, except as contemplated by this Agreement, such Stockholder Party will not Transfer or agree to Transfer any Company Common Stock Beneficially Owned by such Stockholder Party other than with the Parent's prior written consent (which consent shall not be unreasonably withheld or delayed in the context of a Transfer to any member of the immediate family of such Stockholder Party or to any trust the Beneficial Ownership of which is held by such Stockholder Party, provided in each case that such transferee agree, in a form satisfactory to the Parent, to be bound by the terms of this Agreement), or grant any proxy or power-of-attorney with respect to any such Company Common Stock other than pursuant to this Agreement.

          (b) Each Stockholder Party agrees that from and after the date hereof, subject to Section 12 of this Agreement, such Stockholder Party and its Affiliates and representatives, will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate any of the following (other than the transactions contemplated by the Merger Agreement) with respect to the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or its subsidiaries whose assets, individually or in the aggregate, would constitute 20 percent or more of the consolidated assets of the Company, taken as a whole;
(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20 percent or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20 percent or more of the outstanding Company Common Stock or the filing of a registration statement under the Securities Act, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (an "Alternative Transaction").

          (c) Each Stockholder Party agrees that unless required by applicable law, neither such Stockholder Party nor any of such Stockholder Party's Affiliates or representatives shall make any press release, public announcement or other communication with respect to the Parent or the business or affairs of the Company or its subsidiaries, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of the Parent. Each Stockholder Party acknowledges and agrees that the terms of this Agreement shall be disclosed in connection with the announcement of the Merger Agreement.

          3. Stockholder Vote. Each Stockholder Party agrees that (i) at such time as the Company conducts a meeting of or otherwise seeks a vote or consent of its stockholders for the purpose of adopting the Merger Agreement and approving the transactions contemplated by such Agreement, including the Merger (such meeting or any adjournment thereof, or such consent process, the "Company Meeting"), such Stockholder Party will vote, or provide a consent with respect to, all Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder Party has the power to vote, in favor of adopting the Merger Agreement and approving the transactions contemplated by such Agreement, including the Merger and (ii) such Stockholder Party will (at any meeting of stockholders or in connection with any consent solicitation) vote all shares of Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Stockholder Party has the power to vote, against, and will not consent to, any Alternative Transaction or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination.

          Without limiting the foregoing, it is understood that the obligations under clause (i) in this Section 3 shall remain applicable in respect of each meeting of stockholders of the Company duly called for the purpose of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, regardless of the position of the Company's board of directors as to the Merger or the Proposed Business Combination at the time of such meeting.

          4. Reasonable Efforts to Cooperate. Each Stockholder Party will (a) use all reasonable efforts to cooperate with the Company in connection with the transactions contemplated by the Merger Agreement, (b) promptly take such reasonable actions as are necessary or appropriate to consummate such transactions, and (c) provide any information reasonably requested by the Company or the Parent for any regulatory application or filing made or approval sought for such transactions (including filings with the Securities and Exchange Commission).

          5. Additional Stock. Each Stockholder Party agrees that any additional shares of Company Common Stock or securities convertible into Company Common Stock acquired by such Stockholder Party or over which it acquires Beneficial Ownership or voting power, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

          6. Irrevocable Proxy.

          (a) In furtherance of the agreements contained in Section 3 of this Agreement, each Stockholder Party hereby irrevocably grants to, and appoints, the Parent and Aart J. de Geus, Chief Executive Officer of the Parent, Chi-Foon Chan, President of the Parent, and Robert B. Henske, Chief Financial Officer of the Parent, in their respective capacities as officers of the Parent, and any individual who shall hereafter succeed to any such office of the Parent, and each of them individually, such Stockholder Party's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder Party, to vote all shares of Company Common Stock Beneficially Owned by such Stockholder Party, or grant a consent or approval in respect of such shares, or execute and deliver a proxy to vote such shares, (x) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger and (y) against any Alternative Transaction or any other matter referred to in clause (ii) of Section 3 hereof.

          (b) Each Stockholder Party represents and warrants to the Parent that any proxies heretofore given by it in respect of shares of Company Common Stock are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

          (c) Each Stockholder Party hereby affirms that the irrevocable proxy set forth in Section 6(a) is given in connection with, and in consideration of, the execution of the Merger Agreement by the Parent, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder Party under this Agreement. Each Stockholder Party hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder Party hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

          7. Covenant of Stockholder Parties. Each Stockholder Party agrees that it will take all action necessary to prevent creditors in respect of any pledge of such Stockholder Party's Owned Shares from exercising their rights under such pledge.

          8. Representations, Warranties and Covenants of Stockholder Parties. Each Stockholder Party hereby individually (and not jointly or severally) represents and warrants to, and agrees with, the Parent as follows:

          (a) Such Stockholder Party has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Stockholder Party who is not a natural person, no other proceedings or actions on the part of such Stockholder Party are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) This Agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes the valid and binding agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights or (ii) to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) Each Stockholder Party is the sole Beneficial Owner of such Stockholder Party's Owned Shares. Each Stockholder Party has good and marketable title (which may include holding in nominee or "street" name) to all of such Stockholder Party's Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Stockholder Party and neither such Stockholder Party nor any of such Stockholder Party's Affiliates is the Beneficial Owner of, or has any right to acquire (whether currently upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Company Common Stock or any securities convertible into or exchangeable or exercisable for Company Common Stock.

          (d) Neither the execution and delivery of this Agreement by such Stockholder Party nor the consummation of the transactions contemplated hereby will (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) by such Stockholder Party under any mortgage, bond, indenture, agreement, instrument or obligation to which such Stockholder Party is a party or by which such Stockholder Party or any of the Owned Shares is bound (or, in the case of each Stockholder Party that is not a natural person, such Stockholder Party's constituent documents); (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that is binding on such Stockholder Party; or (iii) constitute a violation by such Stockholder Party of any law or regulation of any jurisdiction.

          (e) Each Stockholder Party understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon such Stockholder Party's execution, delivery and performance of this Agreement. Each Stockholder Party acknowledges that such Stockholder Party's irrevocable proxy set forth in
Section 6(a) is granted in consideration of the execution and delivery of the Merger Agreement by the Parent.

          9. Representations and Warranties of the Parent. The Parent represents and warrants to the Stockholder Parties that the Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Parent will not constitute a violation of, conflict with or result in a default under, (i) any contract, understanding or arrangement to which the Parent is a party or by which it is bound or that requires the consent of any other Person or any party pursuant thereto, (ii) any judgment, decree or order applicable to the Parent, or (iii) any law, rule or regulation of any governmental body, in each case except for violations, conflicts or defaults that would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement; and this Agreement constitutes a legal, valid and binding agreement on the part of the Parent, enforceable against the Parent in accordance with its terms, except as such enforceability may be limited by principles applicable to creditors' rights generally or governing the availability of equitable relief. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent.

          10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earliest of (a) the Effective Time;
(b) the date upon which the Merger Agreement is terminated by the Company pursuant to Section 8.3 thereof (unless at such time the Parent would also be entitled to terminate, or following the giving of notice and lapse of time would be entitled to terminate, the Merger Agreement); and (c) 120 days following the termination of the Merger Agreement other than as set forth in (b) above.

          11. Miscellaneous.

          (a) This Agreement represents the entire understanding of the parties hereto with respect to the voting of Company Common Stock and supersedes any and all other oral or written agreements and understandings among the parties heretofore made with respect thereto.

          (b) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (c) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that the Parent may assign any or all rights under this Agreement to any subsidiary of the Parent. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (d) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that the Parent may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by the Parent.

          (e) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the address for such party set forth below.

               (i) If to a Stockholder Party, to such Stockholder Party at the address set forth beside its name on Schedule A hereto with a copy to:

                Avant! Corporation
                46871 Bayside Parkway
                Fax: (510) 413-7707
                Attention:  Clayton Parker, Esq.

                and to:

                O'Melveny & Myers LLP
                900 Marsh Road
                Menlo Park, CA  94025
                Fax:  (650) 473-2601
                Attention:  David A. Krinsky, Esq.

                If to the Parent, to:

                Synopsys, Inc.
                700 East Middlefield Road
                Mountain View, CA
                Facsimile:  (650) 584-4396
                Attention:  Steven K. Shevick, Esq.

                With a copy to:

                Cleary, Gottlieb, Steen & Hamilton
                One Liberty Plaza
                New York, NY 10006
                Fax:  (212) 225-3999
                Attention:  Victor I. Lewkow

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

          (f) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (g) Each Stockholder Party acknowledges and agrees that in the event of any breach of this Agreement, the Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that (a) each Stockholder Party will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (b) the Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

          (h) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) This Agreement shall be governed by and construed in accordance with, the internal laws of the State of Delaware without giving effect to the principles of conflict of laws.

          (j) Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the courts of the State of Delaware sitting in Wilmington, Delaware and the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail shall be effective service of process for any action, suit or proceeding arising out of or relating to this Agreement brought against it in any such court, (iv) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the above-referenced courts of the State of Delaware or the United States District Court for the District of Delaware and
(v) agrees not to plead or claim in any court that any such action, suit or proceeding arising out of or relating to this Agreement brought in any such court has been brought in an inconvenient forum.

          (k) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words "include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          (l) This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          12. Stockholder Capacity. No Stockholder Party executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer. Each Stockholder Party executing this Agreement does so solely in such Stockholder Party's capacity as the owner of record and/or Beneficial Owner of the Owned Shares and nothing herein shall limit or affect any actions taken or omitted to be taken by a Stockholder Party in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in compliance with Section 6.5 of the Merger Agreement); provided, that nothing in this Section 12 shall be deemed to permit any Stockholder Party to take any action on behalf of the Company that is prohibited by the Merger Agreement.

          13. Further Assurances. From time to time, at the Parent's request and without further consideration, each Stockholder Party shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Moriyuki Chimura                              Synopsys, Inc.

/s/ Moriyuki Chimura                          /s/ Aart de Geus
--------------------------                    ------------------------------
                                              By: Aart de Geus
                                              Title: Chief Executive Officer
Gerald C. Hsu

/s/ Gerald C. Hsu
--------------------------

Fu-Hwa (Howard) Ko

/s/ Fu-Hwa (Howard) Ko
--------------------------

Sheng-Chun (Paul) Lo

/s/ Sheng-Chun (Paul) Lo
--------------------------

Viraj J. Patel

/s/ Viraj J. Patel
--------------------------

Amy Sakasegawa

/s/ Amy Sakasegawa
--------------------------

Scott Spangenberg

/s/ Scott Spangenberg
--------------------------

Charles L. St. Clair

/s/ Charles L. St. Clair
--------------------------

                                                                      SCHEDULE A
                                                                      ----------

                       STOCKHOLDER PARTIES
                       -------------------

NAME                    NUMBER OF SHARES            ADDRESS
----                    ----------------            -------
Moriyuki Chimura        Company Common Stock:       3F, Kakiya Building, 2-7-17,
                                                    Shin-Yokohama Kohoku-Ku,
                        4,586                       Yokohama, kanagawa,
                                                    222-003, Japan

                                                    Fax:  510-413-7727

Gerald C. Hsu           Company Common Stock:       22F Lane 150 Sec 5,
                                                    Shin-Yi Rd.,
                        390,203                     Taipei, Taiwan

                                                    Fax:  510-413-7727

Fu-Hwa (Howard) Ko      Company Common Stock:       1954 Sunburst Terrace
                                                    West Linn, OR 97068
                        5,598

                                                    Fax:  510-413-7704

Sheng-Chun (Paul) Lo    Company Common Stock:       435 Sheridan Avenue
                                                    Apt 101, Palo Alto, CA 94306
                        9,682

                                                    Fax:  510-413-7727

Viraj J. Patel          Company Common Stock:       Canyon Crest Dr.
                                                    San Ramon CA 94583
                        2,687

                                                    Fax:  510-413-7724

Amy Sakasegawa          Company Common Stock:       1250 Wooded Hills Dr.
                                                    San Jose, CA 95120
                        18,808

                                                    Fax: 510-413-8080

Scott Spangenberg       Company Common Stock:       12441 SE Spencer Ct.
                                                    Portland, OR 97236
                        1,847

                                                    Fax: 503-641-3193

Charles L. St. Clair    Company Common Stock:       660 Canyon Crest Road E.
                                                    San Romon, CA 94583
                        2,915

                                                    Fax: 510-413-7727